Exhibit 28(j)(1)

CONSENT OF EDWARD F. KOSNIK TO BECOME A TRUSTEE

I hereby consent to the use of my name and any references to me as a person who is expected to become a trustee of The Alerian MLP Funds Trust, a Delaware statutory trust, in the Registration Statement on Form N-1A, and any and all amendments or supplements thereto, filed with the Securities and Exchange Commission.  I also consent to the filing of this consent as an exhibit to such Registration Statement.

Date:  December 8, 2009

/s/ Edward F. Kosnik

Edward F. Kosnik